Exhibit 99.1

Public Relations:	Investor Relations:
Nancy Sheffield	John J. Hanlon
Tsantes Consulting Group	Synplicity, Inc.
(408) 410-9928	(408) 215-6000
nsheffield@tsantes.com	ir@synplicity.com

SYNPLICITY ANNOUNCES SECOND QUARTER 2007 RESULTS

HARDI ELECTRONICS AB ACQUISITION CLOSED IN JUNE

SUNNYVALE, Calif., August 1, 2007— Synplicity®, Inc. (Nasdaq: SYNP), a leading supplier of innovative IC design and verification solutions, today announced financial results for the quarter ended June 30, 2007. Results included the acquisition of HARDI Electronics, AB from June 8 through June 30, 2007.

Revenue for the quarter ended June 30, 2007 was $16.8 million. This compares to the $15.4 million of revenue reported for the quarter ended June 30, 2006. On a generally accepted accounting principles (GAAP) basis, net income was $641,000, or $0.02 per diluted share, for the quarter ended June 30, 2007, as compared to a GAAP net income of $1.1 million, or $0.04 per diluted share, for the quarter ended June 30, 2006. For the quarter ended June 30, 2007, GAAP net income included non-cash charges of $430,000 of intangible amortization expense from acquisitions and $814,000 of stock-based compensation expense. In addition, the 2007 quarter included expenses associated with the sale of HARDI products, HARDI personnel costs and expenses related to a combination of non-recurring charges and the costs of the DAC tradeshow which occurred in the June quarter of 2007 but in the September quarter of 2006. For the quarter ended June 30, 2006, GAAP net income included $222,000 of intangible amortization expense from acquisitions and $935,000 of stock-based compensation expense.

For the six months ended June 30, 2007, revenue was $31.7 million, compared to revenue of $29.9 million for the six months ended June 30, 2006. For the six months ended June 30, 2007, the Company reported GAAP net income of $1.3 million, or $0.05 per diluted share. Included in GAAP net income for the six month period ended June 30, 2007 were non-cash charges of $678,000 of intangible amortization expense from acquisitions and $1.7 million of stock-based compensation expense. For the six months ended June 30, 2006, the Company reported a GAAP net loss of $63,000, or $(0.00) per diluted share. The loss included $445,000 of intangible amortization expense from acquisitions, $1.9 million of stock-based compensation and a restructuring charge of $854,000.

“This was an exciting quarter for Synplicity as we completed the acquisition of HARDI Electronics, expanded our market share in FPGA implementation with strong Synplify Premier sales, introduced the ASIC edition of Synplify DSP, announced our Identify Pro product as part of our Confirma™ platform for ASIC verification, and formed a new partnership with Synopsys, all while delivering solid revenue growth,” said Gary Meyers, the Company’s president and CEO. “The remainder of 2007 will see continued revenue growth and the rollout of new products paving the way for a strong 2008,” concluded Meyers.

Business Outlook

The following statements are based on current expectations. This guidance reflects the acquisition of HARDI Electronics AB in June 2007. We do not intend to update, confirm or change this guidance until our earnings conference call for the third quarter of 2007.

•	Revenue for 2007 is expected to be in the range of $70.0 to $72.0 million, an increase from prior guidance.

•

GAAP net income per fully diluted share for 2007 is expected to be in the range of $0.13 to $0.15, reflecting the increase in intangible amortization expense resulting from the HARDI acquisition. GAAP net income is expected to include non-cash charges of approximately $3.5 million relating to stock compensation expense and $2.5 million of intangible amortization expense from acquisitions. Tax expense for 2007 is expected to be about 32% percent of pretax GAAP income.

•	Revenue for the third quarter of 2007 is expected to be in the range of $19.0 to $19.5 million.

•

GAAP net income per fully diluted share for the third quarter of 2007 is expected to be in the range of $0.03 to $0.05. GAAP net income for the quarter is expected to include non-cash charges of approximately $850,000 relating to stock-based compensation and $941,000 of amortization expense from acquisitions.

Audio Webcast

The Company’s earnings call will be webcast today at 2:00 p.m. Pacific, and may be accessed at http://investor.synplicity.com. The Company will discuss its second quarter 2007 results. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through September 30, 2007. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on August 1, 2007 through August 15, 2007. To listen to a replay, call (719) 457-0820, access code 5178174.

About Synplicity

Synplicity®, Inc. (Nasdaq: SYNP) is a leading supplier of innovative IC design and verification solutions that serve a wide range of communications, military/aerospace, consumer, semiconductor, computer, and other electronic systems markets. Synplicity's tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating design planning, logic synthesis and physical synthesis for FPGA and DSP designs, as well as at-speed verification and prototyping for ASIC & ASSP designs. Synplicity is the number one supplier of FPGA synthesis solutions and has been rated #1 in customer satisfaction since 2004 in EE Times' Annual FPGA Customer Survey. Synplicity products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding the Company’s execution and results, the benefits of our acquisition of HARDI AB, the release of our products and upgrades, revenue, the estimated net income, net income per share, non-cash charges, the effective tax rate and certain expenses for 2007 and our expected growth in 2008. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements including continued demand for the Company’s FPGA products, the Company’s ability to increase revenue from its FPGA products, the integration of HARDI and its products as well as employee retention. For additional information and considerations regarding the risks faced by the Company, see its annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. In addition, neither the Company nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. The Company disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity, Synplify and Identify are registered trademarks of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2007	December 31, 2006 (1)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents and short-term investments	$45,365	$65,397
Accounts receivable, net	11,764	10,323
Inventories	975	—
Prepaid expenses(2)	1,864	1,314
Other current assets(2)	894	915

Total current assets	60,862	77,949
Restricted cash	5,401	—
Property and equipment, net	2,889	2,390
Goodwill	8,554	1,272
Intangible assets, net	12,027	1,035
Other assets	1,195	1,163

Total assets	$90,928	$83,809

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,682	$1,299
Accrued liabilities	2,007	1,537
Accrued compensation(2)	4,374	4,360
Deferred revenue	18,916	18,409

Total current liabilities	26,979	25,605
Other liabilities(2)	192	89
Deferred income taxes	3,561	—
Shareholders' equity:
Common stock(2)	63,498	62,699
Accumulated deficit	(2,960)	(4,255)
Accumulated other comprehensive loss	(342)	(329)

Total shareholders’ equity	60,196	58,115

Total liabilities and shareholders’ equity	$90,928	$83,809

(1)	Derived from audited financial statements.
(2)	Amounts reported for 2006 have been reclassified to conform to the current period presentation.

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
License and systems	$5,591	$4,357	$9,475	$7,447
Maintenance	6,879	6,766	13,496	13,456
Bundled license and services	4,283	4,264	8,681	8,953

Total revenue	16,753	15,387	31,652	29,856

Cost of revenue:(3)
Cost of license and systems	399	21	429	35
Cost of maintenance	428	404	810	883
Cost of bundled license and services	98	81	193	229
Amortization of intangible assets	382	222	630	445

Total cost of revenue	1,307	728	2,062	1,592

Gross profit	15,446	14,659	29,590	28,264

Operating expenses:(3)
Research and development	6,006	5,904	11,796	12,477
Sales and marketing	7,003	6,019	13,249	12,350
General and administrative	2,202	1,862	4,261	3,986
Amortization of intangible assets from acquisition	48	—	48	—
Restructuring charge	—	—	—	854

Total operating expenses	15,259	13,785	29,354	29,667

Income (loss) from operations	187	874	236	(1,403)
Other income, net	756	699	1,669	1,317

Income (loss) before income taxes	943	1,573	1,905	(86)
Income tax provision (benefit)	302	458	610	(23)

Net income (loss)	$641	$1,115	$1,295	$(63)

Net income (loss) per share:
Basic and diluted net income (loss) per share	$0.02	$0.04	$0.05	$(0.00)

Shares used in basic per share calculation	26,752	26,950	26,736	26,983

Shares used in diluted per share calculation	27,789	27,755	27,734	26,983

(3) Amortization of stock-based compensation expense relates to the following:
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cost of maintenance	$21	$25	$44	$48
Research and development	353	437	747	890
Sales and marketing	224	244	457	482
General and administrative	216	229	445	475